Exhibit 99.1

Nuveen Long/Short Commodity Total Return Fund (CTF)

An Update Regarding Share Repurchase Activity through August 31, 2013

September 4, 2013—The Nuveen Long/Short Commodity Total Return Fund (NYSE MKT: CTF) is an exchange-traded commodity pool that invests directly in a diverse portfolio of commodity futures and options contracts. The Fund adopted an open-market share repurchase program on March 14, 2013, by which it is authorized to repurchase an aggregate of up to 10% of its then outstanding common shares (approximately 1,800,000 shares) in open-market transactions at the discretion of the Fund’s manager, Nuveen Commodities Asset Management, LLC. Through August 31, 2013, the Fund has repurchased 46,877 shares at a weighted average market price of $18.18. The Fund may repurchase approximately 1,753,000 additional shares pursuant to the current share repurchase program, which is approximately 97% of the program’s originally authorized amount.

The table below summarizes all share repurchase transactions through August 31, 2013. Both the Fund’s share repurchase agent and the Fund’s manager will continue to monitor market conditions on a daily basis.

CTF Share Repurchases (from March 14, 2013 through August 31, 2013):

Trade Date	Shares
4/16/2013	5,000
4/17/2013	4,500
8/7/2013	7,500
8/8/2013	2,500
8/12/2013	2,880
8/14/2013	3,042
8/26/2013	7,100
8/27/2013	1,855
8/28/2013	7,500
8/30/2013	5,000

Total Shares Repurchased	46,877
Weighted Average Price Per Share	$18.18

Share repurchase information is provided on a quarterly basis in the Fund’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which can be found on the Fund’s website at www.nuveen.com/CommodityInvestments.

For a more complete description of the Fund’s investment strategies and risks, please visit www.nuveen.com/CommodityInvestments.

An investment in the Fund’s shares is subject to investment risk, including the possible loss of the entire amount invested. The Fund invests primarily in commodity futures contracts and options on commodity futures contracts, which have a high degree of price variability and are subject to rapid and substantial price changes. The Fund could incur significant losses on its commodity investments. The Fund is a commodity pool; it is not a mutual fund, closed-end fund, or any other type of “investment company” within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

This update is not a solicitation to buy or sell the Fund’s shares. The Fund does not presently offer any new shares for sale; existing shares trade on the NYSE MKT.

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